UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GNC HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2018

This supplement updates the Definitive Proxy Statement, dated April 10, 2018, previously furnished to stockholders of GNC Holdings, Inc. in connection with the Annual Meeting of Stockholders of GNC Holdings, Inc. to be held on May 22, 2018 (the “Annual Meeting”). Unless the context otherwise requires, references herein to “we”, “our” or the “Company” refer to GNC Holdings, Inc., a Delaware corporation.

Appointment of Proxy Solicitor

Subsequent to filing the Definitive Proxy Statement for our Annual Meeting, we retained MacKenzie Partners, Inc. to assist in soliciting proxies on our behalf in connection with the Annual Meeting. We have agreed to pay MacKenzie Partners a base fee of $15,000, plus additional amounts, which will vary depending upon the extent of services actually performed, plus reimbursement for reasonable out-of-pocket expenses. We bear all proxy solicitation costs. If stockholders need assistance with casting or changing their vote, they should contact our proxy solicitor, MacKenzie Partners, at (800) 322-2885.

Important Information

This supplement should be read in conjunction with the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 10, 2018. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement controls. The Company advises its stockholders to read the Definitive Proxy Statement relating to the 2018 Annual Meeting, as amended and supplemented by this supplement, because it contains important information. The Definitive Proxy Statement is available to stockholders on the SEC’s website at www.sec.gov and on the Company’s website at www.gnc.com.

The date of this supplement to the Proxy Statement is May 17, 2018.